Exhibit 99.1

PRESS RELEASE

COMCAST REPORTS 2nd QUARTER 2015 RESULTS

Consolidated 2nd Quarter 2015 Highlights:

•     Consolidated Revenue Increased 11.3%, Operating Cash Flow Increased 8.0%, and Operating Income Increased 7.9%

•     Free Cash Flow Increased 30.0%

•     Earnings per Share Increased 10.5% to $0.84; Excluding Adjustments, EPS Increased 12.0%

•     Quarterly Dividends and Quarterly Share Repurchases Increased $878 Million, or 65.8%, to $2.2 Billion

Cable Communications 2nd Quarter 2015 Highlights:

•     Cable Communications Revenue Increased 6.3% and Operating Cash Flow Increased 5.1%

•     Customer Relationships Increased by 31,000, a 56,000 Improvement from the Second Quarter of 2014

•     Total Revenue per Customer Relationship Increased 4.5%

•     Video Customer Net Losses Declined to 69,000, a 52% Improvement from the Second Quarter of 2014, and The Best Second Quarter Result in Nine Years

•     X1 Deployments Continue to Accelerate; Nearly One-Third of Triple Play Customers Now Have X1

•     High-Speed Internet Customers Increased by 180,000 and Revenue Grew 10.0%

•     Business Services Revenue Increased 20.4%; Second Largest Contributor to Cable Revenue Growth for 17 of the Last 18 Quarters

NBCUniversal 2nd Quarter 2015 Highlights:

•     NBCUniversal Revenue Increased 20.2% and Operating Cash Flow Increased 19.4%

•     NBC Ended the Broadcast Season Ranked #1 Among Adults 18-49 for the Second Year in a Row

•     Universal Pictures is #1 in Domestic and International Box Office Receipts This Year

•     Filmed Entertainment Revenue Increased 92.7% and Operating Cash Flow More Than Doubled

•     Theme Parks Revenue Increased 25.7% and Operating Cash Flow Increased 44.9%

PHILADELPHIA – July 23, 2015… Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported results for the quarter ended June 30, 2015.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “Our second quarter results, including 11.3% revenue growth and 8.0% operating cash flow growth, demonstrate the strength and momentum we are seeing across our businesses.  In Cable, high-speed Internet and business services continued to perform extremely well, and, significantly, this was the best second quarter video customer results we’ve had in nine years. Our focus on accelerating the deployment of our transformative X1 platform, as well as efforts to improve customer service, are clearly making a difference, with lower churn across all product categories. NBCUniversal had an exceptional quarter, led by the record-breaking box office performances of Jurassic World and Furious 7 and continued strong momentum in our theme parks. In addition, NBC won the 2014-2015 broadcast season for adults 18-49. Our teams are executing incredibly well across our strong and diversified portfolio, and I am excited for what we can deliver in the rest of 2015 and beyond.”

Consolidated Financial Results

	2nd Quarter			Year to Date
($ in millions)	2014	2015	Growth	2014	2015	Growth
Revenue	$16,844	$18,743	11.3%	$34,252	$36,596	6.8%
Excluding Olympics and Super Bowl				$33,149	$36,220	9.3%
Operating Cash Flow[1]	$5,804	$6,266	8.0%	$11,342	$12,222	7.8%
Excluding Transaction-Related Costs	$5,848	$6,345	8.5%	$11,403	$12,400	8.7%
Operating Income	$3,804	$4,105	7.9%	$7,372	$7,995	8.4%
Earnings per Share[2]	$0.76	$0.84	10.5%	$1.47	$1.65	12.2%
Excluding Adjustments	$0.75	$0.84	12.0%	$1.43	$1.63	14.0%
Free Cash Flow[3]	$1,155	$1,501	30.0%	$3,979	$4,684	17.7%

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com or www.cmcsk.com.

Consolidated Revenue for the second quarter of 2015 increased 11.3% to $18.7 billion. Consolidated Operating Cash Flow increased 8.0% to $6.3 billion. Excluding $79 million of Time Warner Cable and Charter transaction-related costs in the second quarter of 2015 and $44 million in the second quarter of 2014, consolidated operating cash flow increased 8.5% (See Table 5). Consolidated Operating Income increased 7.9% to $4.1 billion.

For the six months ended June 30, 2015, consolidated revenue increased 6.8% to $36.6 billion.  Consolidated operating cash flow increased 7.8% to $12.2 billion.  Excluding $178 million of transaction-related costs in the first six months of 2015 and $61 million in the first six months of 2014, consolidated operating cash flow increased 8.7% (See Table 5). Consolidated operating income increased 8.4% to $8.0 billion.

Earnings per Share (EPS) for the second quarter of 2015 was $0.84, a 10.5% increase from the $0.76 reported in the second quarter of 2014. Excluding a gain on the settlement of a contingent consideration liability with General Electric Company, a gain on the sale of an investment, a loss resulting from the early redemption of debt, transaction-related costs, and a loss on an investment in the second quarter of 2015, as well as a gain on the sale of an investment and transaction-related costs in the second quarter of 2014, EPS increased 12.0% to $0.84 (See Table 4).

EPS for the six months ended June 30, 2015 was $1.65, a 12.2% increase from the $1.47 reported in the prior year.  Excluding a gain on the settlement of a contingent consideration liability with General Electric Company, gains on the sale of an investment and business, a loss resulting from the early redemption of debt, transaction-related costs, and a loss on an investment in the first six months of 2015, as well as gains on the sales of investments, a favorable resolution of a prior acquisition contingency and transaction-related costs in the first six months of 2014, EPS increased 14.0% to $1.63 (See Table 4).

Capital Expenditures increased 9.6% to $2.0 billion in the second quarter of 2015 compared to the second quarter of 2014. Cable Communications’ capital expenditures increased 12.3% to $1.7 billion in the second quarter of 2015, primarily reflecting increased spending on customer premise equipment related to the deployment of the X1 platform and wireless gateways, our ongoing investment in network infrastructure to increase network capacity, and increased investment in support capital as we expand our cloud based initiatives. Cable capital expenditures represented 14.3% of Cable revenue in the second quarter of 2015 compared to 13.5% in last year’s second quarter.  NBCUniversal’s capital expenditures decreased 8.5% to $272 million in the second quarter of 2015, primarily reflecting decreased investments in facilities, partially offset by increased spending at our Theme Parks.

For the six months ended June 30, 2015, capital expenditures increased 13.9% to $3.7 billion compared to the prior year.  Cable Communications capital expenditures increased $483 million, or 18.3%, to $3.1 billion and represented 13.5% of Cable revenue compared to 12.1% in 2014.  NBCUniversal’s capital expenditures decreased $49 million, or 8.2%, to $540 million for the first six months of 2015.

Free Cash Flow increased 30.0% to $1.5 billion in the second quarter of 2015 compared to $1.2 billion in the second quarter of 2014, reflecting growth in consolidated operating cash flow and improvements in working capital, partially offset by higher capital expenditures and cash taxes. Free cash flow for the six months ended June 30, 2015 increased 17.7% to $4.7 billion compared to $4.0 billion in 2014.

	2nd Quarter			Year to Date
($ in millions)	2014	2015	Growth	2014	2015	Growth
Operating Cash Flow	$5,804	$6,266	8.0%	$11,342	$12,222	7.8%
Capital Expenditures	(1,798)	(1,971)	9.6%	(3,246)	(3,697)	13.9%
Cash Paid for Capitalized Software and Other Intangible Assets	(260)	(327)	25.8%	(477)	(600)	25.8%
Cash Interest Expense	(541)	(550)	1.7%	(1,164)	(1,241)	6.6%
Cash Taxes on Operating Items (Including Economic Stimulus Packages)	(1,891)	(2,025)	7.1%	(2,159)	(2,289)	6.0%
Changes in Operating Assets and Liabilities	(638)	(377)	(40.9%)	(905)	(304)	(66.4%)
Noncash Share-Based Compensation	147	159	8.2%	266	294	10.5%
Distributions to Noncontrolling Interests and Dividends for Redeemable Subsidiary Preferred Stock	(51)	(52)	2.0%	(117)	(114)	(2.6%)
Other	62	44	(29.0%)	118	79	(33.1%)
Free Cash Flow (Including Economic Stimulus Packages)	$834	$1,167	39.9%	$3,658	$4,350	18.9%
Economic Stimulus Packages	321	334	4.1%	321	334	4.1%
Free Cash Flow[3]	$1,155	$1,501	30.0%	$3,979	$4,684	17.7%

Dividends and Share Repurchases. During the second quarter of 2015, Comcast paid dividends totaling $628 million and repurchased 27.4 million of its common shares for $1.6 billion.  In the first six months of 2015, Comcast has repurchased 62.5 million of its common shares for $3.6 billion. As of June 30, 2015, Comcast had $6.4 billion available under its share repurchase authorization.

Cable Communications

	2nd Quarter			Year to Date
($ in millions)	2014	2015	Growth	2014	2015	Growth
Cable Communications Revenue
Video	$5,239	$5,431	3.7%	$10,417	$10,762	3.3%
High-Speed Internet	2,819	3,101	10.0%	5,569	6,145	10.3%
Voice	922	903	(2.1%)	1,842	1,809	(1.8%)
Business Services	965	1,161	20.4%	1,882	2,275	20.9%
Advertising	587	582	(0.9%)	1,094	1,086	(0.8%)
Other	497	551	10.9%	982	1,082	10.2%
Cable Communications Revenue	$11,029	$11,729	6.3%	$21,786	$23,159	6.3%

Cable Communications Operating Cash Flow	$4,564	$4,798	5.1%	$8,964	$9,472	5.7%
Operating Cash Flow Margin	41.4%	40.9%		41.1%	40.9%

Cable Communications Capital Expenditures	$1,493	$1,676	12.3%	$2,638	$3,121	18.3%
Percent of Cable Communications Revenue	13.5%	14.3%		12.1%	13.5%

Revenue for Cable Communications increased 6.3% to $11.7 billion in the second quarter of 2015 compared to $11.0 billion in the second quarter of 2014, driven by increases of 10.0% in high-speed Internet, 20.4% in business services and 3.7% in video. The increase in Cable revenue reflects increased customer relationships (See below), customers receiving higher levels of service and customers taking additional services, as well as rate adjustments.

For the six months ended June 30, 2015, Cable revenue increased 6.3% to $23.2 billion compared to $21.8 billion in 2014.

Customer Relationships increased by 31,000 to 27.3 million in the second quarter of 2015, a 56,000 improvement compared to the second quarter of 2014 and driven by increases in double and triple product relationships.  At the end of the second quarter, our double and triple product customers increased to 69% of our total customer relationships compared to 68% in the second quarter of 2014. Video net losses improved 52% year-over-year to 69,000 and were the best result for a second quarter in nine years, while High-Speed Internet customers grew by 180,000 and Voice net additions were 49,000.

	Customers		Net Additions
(in thousands)	2Q14	2Q15	2Q14	2Q15
Video Customers	22,457	22,306	(144)	(69)
High-Speed Internet Customers	21,271	22,548	203	180
Voice Customers	11,003	11,319	137	49

Single Product Customers	8,510	8,343	(95)	(56)
Double Product Customers	8,574	8,936	(82)	46
Triple Product Customers	9,691	9,987	152	42
Customer Relationships	26,775	27,265	(25)	31

Operating Cash Flow for Cable Communications increased 5.1% to $4.8 billion in the second quarter of 2015 compared to $4.6 billion in the second quarter of 2014, reflecting higher revenue, partially offset by a 7.2% increase in operating expenses primarily related to higher video programming costs, as well as an increase in technical and product support expenses driven by an acceleration in the deployment of X1 and investments to improve the customer experience. As a result, this quarter’s operating cash flow margin was 40.9% compared to 41.4% in the prior year period.

For the six months ended June 30, 2015, Cable operating cash flow increased 5.7% to $9.5 billion compared to $9.0 billion in 2014.  Year-to-date operating cash flow margin was 40.9% compared to 41.1% in 2014.

NBCUniversal

	2nd Quarter			Year to Date
($ in millions)	2014	2015	Growth	2014	2015	Growth	Excluding Olympics & Super Bowl
NBCUniversal Revenue
Cable Networks	$2,476	$2,450	(1.0%)	$4,981	$4,809	(3.5%)	1.8%
Broadcast Television	1,816	1,813	(0.2%)	4,437	4,061	(8.5%)	2.6%
Filmed Entertainment	1,176	2,266	92.7%	2,527	3,712	46.9%
Theme Parks	615	773	25.7%	1,102	1,424	29.2%
Headquarters, Other and Eliminations	(67)	(72)	NM	(155)	(172)	NM
NBCUniversal Revenue	$6,016	$7,230	20.2%	$12,892	$13,834	7.3%	14.2%

NBCUniversal Operating Cash Flow
Cable Networks	$914	$872	(4.6%)	$1,809	$1,770	(2.2%)
Broadcast Television	240	231	(3.7%)	362	413	14.0%
Filmed Entertainment	195	422	116.6%	483	715	48.1%
Theme Parks	244	354	44.9%	414	617	48.9%
Headquarters, Other and Eliminations	(159)	(167)	NM	(323)	(309)	NM
NBCUniversal Operating Cash Flow	$1,434	$1,712	19.4%	$2,745	$3,206	16.8%

NM=comparison not meaningful.

Revenue for NBCUniversal increased 20.2% to $7.2 billion in the second quarter of 2015 compared to $6.0 billion in the second quarter of 2014. Operating Cash Flow increased 19.4% to $1.7 billion compared to $1.4 billion in the second quarter of 2014, driven by strong results at Filmed Entertainment and Theme Parks.

For the six months ended June 30, 2015, NBCUniversal revenue increased 7.3% to $13.8 billion compared to $12.9 billion in 2014. Excluding $376 million of revenue generated by the broadcast of the NFL’s Super Bowl in the first quarter of 2015 and $1.1 billion of revenue generated by the Sochi Olympics in the first quarter of 2014, revenue increased 14.2% (See Table 5).  Operating cash flow increased 16.8% to $3.2 billion compared to $2.7 billion in the first six months of 2014.

Cable Networks

For the second quarter of 2015, revenue from the Cable Networks segment decreased 1.0% to $2.5 billion, reflecting a 26.3% decrease in content licensing and other revenue due to the timing of content provided under our licensing agreements and a 3.0% decline in advertising revenue, partially offset by a 5.6% increase in distribution revenue. Operating cash flow decreased 4.6% to $872 million compared to $914 million in the second quarter of 2014, reflecting lower revenue and modest increases in other operating and administrative expenses.

For the six months ended June 30, 2015, revenue from the Cable Networks segment decreased 3.5% to $4.8 billion compared to $5.0 billion in 2014. Excluding $257 million of revenue generated by the Sochi Olympics in the first quarter of 2014, revenue increased 1.8% (See Table 5).  Operating cash flow decreased 2.2% to $1.8 billion in the first six months of 2015.

Broadcast Television

For the second quarter of 2015, revenue from the Broadcast Television segment remained flat at $1.8 billion, reflecting a slight increase in advertising revenue and higher retransmission consent fees, which were offset by lower content licensing revenue. Operating cash flow decreased 3.7% to $231 million compared to the second quarter of 2014, primarily reflecting increases in other operating and administrative expenses, which were largely offset by a decrease in programming and production costs associated with the timing of the airing of certain shows in our primetime schedule.

For the six months ended June 30, 2015, revenue from the Broadcast Television segment decreased 8.5% to $4.1 billion compared to $4.4 billion in 2014.  Excluding $376 million of revenue generated by the NFL’s Super Bowl in the first quarter of 2015, as well as $846 million of revenue generated by the Sochi Olympics in the first quarter of 2014, revenue increased 2.6% (See Table 5).  Operating cash flow increased 14.0% to $413 million compared to $362 million in the first six months of 2014.

Filmed Entertainment

For the second quarter of 2015, revenue from the Filmed Entertainment segment increased 92.7% to $2.3 billion, driven by higher theatrical revenue from the record performances of Furious 7 and Jurassic World. Operating cash flow increased $227 million to $422 million, reflecting higher revenue, partially offset by an increase in the amortization of film costs and higher advertising, marketing and promotion expense due to a larger film slate.

For the six months ended June 30, 2015, revenue from the Filmed Entertainment segment increased 46.9% to $3.7 billion compared to $2.5 billion in 2014.  Operating cash flow increased 48.1% to $715 million compared to $483 million in the first six months of 2014.

Theme Parks

For the second quarter of 2015, revenue from the Theme Parks segment increased 25.7% to $773 million compared to $615 million in the second quarter of 2014, reflecting higher guest attendance and per capita spending, driven by the continued success of Orlando’s The Wizarding World of Harry Potter™ – Diagon Alley™. Second quarter operating cash flow increased 44.9% to $354 million compared to $244 million in the same period last year, reflecting higher revenue, partially offset by an increase in operating costs to support the new attractions.

For the six months ended June 30, 2015, revenue from the Theme Parks segment increased 29.2% to $1.4 billion compared to $1.1 billion in 2014.  Operating cash flow increased 48.9% to $617 million compared to $414 million in the first six months of 2014.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended June 30, 2015, NBCUniversal Headquarters, Other and Eliminations operating cash flow loss was $167 million compared to a loss of $159 million in the second quarter of 2014.

For the six months ended June 30, 2015, NBCUniversal Headquarters, Other and Eliminations operating cash flow loss was $309 million compared to a loss of $323 million in 2014.

Corporate, Other and Eliminations

Corporate, Other and Eliminations primarily include corporate operations, Comcast-Spectacor and eliminations among Comcast’s businesses. For the quarter ended June 30, 2015, Corporate, Other and Eliminations revenue was ($216) million compared to ($201) million in 2014. The operating cash flow loss was $244 million, including $79 million of transaction-related costs, compared to a loss of $194 million in the second quarter of 2014, which included $44 million of transaction-related costs.

For the six months ended June 30, 2015, Corporate, Other and Eliminations revenue was ($397) million compared to ($426) million in 2014.  The operating cash flow loss was $456 million, including $178 million of transaction-related costs, compared to a loss of $367 million in the first six months of 2014, which included $61 million of transaction-related costs.

Notes:

1 We define Operating Cash Flow as operating income (loss) before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on the sale of assets, if any.

2 Earnings per share amounts are presented on a diluted basis.

3 We define Free Cash Flow as Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures, cash paid for intangible assets, principal payments on capital leases and cash distributions to noncontrolling interests; and adjusted for any payments and receipts related to certain nonoperating items, net of estimated tax benefits.  The definition of Free Cash Flow excludes any impact from Economic Stimulus packages.  These amounts have been excluded from Free Cash Flow to provide an appropriate comparison.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

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Conference Call and Other Information

Comcast Corporation will host a conference call with the financial community today, July 23, 2015 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com or www.cmcsk.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 60425188.  A replay of the call will be available starting at 12:30 p.m. ET on July 23, 2015, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Friday, July 31, 2015 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 60425188.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com or www.cmcsk.com and on our corporate blog, www.corporate.comcast.com/comcast-voices. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

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Investor Contacts: Jason Armstrong Jane Kearns	(215) 286-7972 (215) 286-4794	Press Contacts: D’Arcy Rudnay John Demming	(215) 286-8582 (215) 286-8011

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements.  Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

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Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP).  Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal. Comcast Cable is the nation’s largest video, high-speed Internet and phone provider to residential customers under the XFINITY brand and also provides these services to businesses. NBCUniversal operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts. Visit www.comcastcorporation.com for more information.

TABLE 1 Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended		Six Months Ended
(in millions, except per share data)	June 30,		June 30,
	2014	2015	2014	2015
Revenue	$16,844	$18,743	$34,252	$36,596

Programming and production	4,874	5,669	10,782	11,132
Other operating and administrative	4,922	5,280	9,671	10,359
Advertising, marketing and promotion	1,244	1,528	2,457	2,883
	11,040	12,477	22,910	24,374

Operating cash flow	5,804	6,266	11,342	12,222

Depreciation expense	1,599	1,674	3,168	3,308
Amortization expense	401	487	802	919
	2,000	2,161	3,970	4,227
Operating income	3,804	4,105	7,372	7,995

Other income (expense)
Interest expense	(648)	(713)	(1,290)	(1,369)
Investment income (loss), net	120	17	233	50
Equity in net income (losses) of investees, net	22	(236)	54	(203)
Other income (expense), net	(39)	315	(54)	417
	(545)	(617)	(1,057)	(1,105)

Income before income taxes	3,259	3,488	6,315	6,890

Income tax expense	(1,234)	(1,313)	(2,352)	(2,574)

Net income	2,025	2,175	3,963	4,316

Net (income) loss attributable to noncontrolling interests and redeemable subsidiary preferred stock	(33)	(38)	(100)	(120)

Net income attributable to Comcast Corporation	$1,992	$2,137	$3,863	$4,196

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.76	$0.84	$1.47	$1.65

Dividends declared per common share attributable to Comcast Corporation shareholders	$0.225	$0.25	$0.45	$0.50

Diluted weighted-average number of common shares	2,628	2,531	2,636	2,544

TABLE 2 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31,	June 30,
	2014	2015
ASSETS

Current Assets
Cash and cash equivalents	$3,910	$3,486
Investments	602	144
Receivables, net	6,321	7,016
Programming rights	839	847
Other current assets	1,859	1,826
Total current assets	13,531	13,319

Film and television costs	5,727	5,751

Investments	3,135	2,999

Property and equipment, net	30,953	31,572

Franchise rights	59,364	59,364

Goodwill	27,316	27,422

Other intangible assets, net	16,980	16,802

Other noncurrent assets, net	2,333	2,445

	$159,339	$159,674

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$5,638	$5,880
Accrued participations and residuals	1,347	1,583
Deferred revenue	915	1,122
Accrued expenses and other current liabilities	5,293	5,093
Current portion of long-term debt	4,217	3,887
Total current liabilities	17,410	17,565

Long-term debt, less current portion	44,017	44,636

Deferred income taxes	32,959	33,198

Other noncurrent liabilities	10,819	10,438

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	1,066	1,108

Equity
Comcast Corporation shareholders’ equity	52,711	52,400
Noncontrolling interests	357	329
Total equity	53,068	52,729

	$159,339	$159,674

TABLE 3 Consolidated Statement of Cash Flows (Unaudited)

(in millions)	Six Months Ended
	June 30,
	2014	2015

OPERATING ACTIVITIES
Net income	$3,963	$4,316
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,970	4,227
Share-based compensation	266	294
Noncash interest expense (income), net	87	95
Equity in net (income) losses of investees, net	(54)	203
Cash received from investees	50	52
Net (gain) loss on investment activity and other	(113)	(437)
Deferred income taxes	(22)	111
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	60	(707)
Film and television costs, net	(28)	176
Accounts payable and accrued expenses related to trade creditors	(168)	109
Other operating assets and liabilities	(464)	395

Net cash provided by operating activities	7,547	8,834

INVESTING ACTIVITIES
Capital expenditures	(3,246)	(3,697)
Cash paid for intangible assets	(477)	(600)
Acquisitions and construction of real estate properties	(10)	(65)
Acquisitions, net of cash acquired	(406)	(179)
Proceeds from sales of businesses and investments	481	395
Purchases of investments	(77)	(272)
Other	(153)	182

Net cash provided by (used in) investing activities	(3,888)	(4,236)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	(343)	(137)
Proceeds from borrowings	2,187	3,996
Repurchases and repayments of debt	(3,163)	(3,666)
Repurchases and retirements of common stock	(1,500)	(3,585)
Dividends paid	(1,092)	(1,200)
Issuances of common stock	29	32
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(117)	(114)
Other	151	(348)

Net cash provided by (used in) financing activities	(3,848)	(5,022)

Increase (decrease) in cash and cash equivalents	(189)	(424)

Cash and cash equivalents, beginning of period	1,718	3,910

Cash and cash equivalents, end of period	$1,529	$3,486

TABLE 4 Supplemental Information Alternate Presentation of Net Cash Provided by Operating Activities and Free Cash Flow (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2014	2015	2014	2015
Operating income	$3,804	$4,105	$7,372	$7,995
Depreciation and amortization	2,000	2,161	3,970	4,227
Operating income before depreciation and amortization	5,804	6,266	11,342	12,222
Noncash share-based compensation expense	147	159	266	294
Changes in operating assets and liabilities	(638)	(377)	(905)	(304)
Cash basis operating income	5,313	6,048	10,703	12,212
Payments of interest	(541)	(550)	(1,164)	(1,241)
Payments of income taxes	(1,718)	(1,881)	(1,904)	(1,999)
Excess tax benefits under share-based compensation	(55)	(74)	(206)	(220)
Other	62	46	118	82
Net Cash Provided by Operating Activities	$3,061	$3,589	$7,547	$8,834
Capital expenditures	(1,798)	(1,971)	(3,246)	(3,697)
Cash paid for capitalized software and other intangible assets	(260)	(327)	(477)	(600)
Principal payments on capital leases	-	(2)	-	(3)
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(51)	(52)	(117)	(114)
Nonoperating items(1)	203	264	272	264
Total Free Cash Flow	$1,155	$1,501	$3,979	$4,684

Reconciliation of EPS Excluding Gains on Sales, Acquisition-Related Items and Losses on Early Debt Redemption and Investment (Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,

	2014		2015		2014		2015
(in millions, except per share data)
	$	EPS (2)	$	EPS (2)	$	EPS (2)	$	EPS (2)

Net income attributable to Comcast Corporation	$1,992	$0.76	$2,137	$0.84	$3,863	$1.47	$4,196	$1.65
Growth %			7.3%	10.5%			8.6%	12.2%

Gains on sales of businesses and investments(3)	(47)	(0.02)	(107)	(0.04)	(97)	(0.04)	(202)	(0.08)
Gain on settlement of contingent consideration liability(4)	-	-	(150)	(0.06)	-	-	(150)	(0.06)
Loss on early redemption of debt(5)	-	-	29	0.01	-	-	29	0.01
Costs related to Time Warner Cable and Charter transactions(6)	27	0.01	62	0.03	38	0.01	123	0.05
Loss on investment(7)	-	-	158	0.06	-	-	158	0.06
Favorable resolution of a contingency of an acquired company(8)	-	-	-	-	(27)	(0.01)	-	-
Net income attributable to Comcast Corporation
(excluding gains on sales, acquisition-related items and losses on early debt redemption and investment)	$1,972	$0.75	$2,129	$0.84	$3,777	$1.43	$4,154	$1.63
Growth %			7.9%	12.0%			10.0%	14.0%

(1)

Nonoperating items include adjustments for cash taxes paid related to certain investing and financing transactions, to reflect cash taxes paid in the year of the related taxable income and to exclude the impacts of Economic Stimulus packages.

(2)	Based on diluted weighted-average number of common shares for the respective periods as presented in Table 1.
(3)

2nd quarter 2015 net income attributable to Comcast Corporation includes $171 million of other income, $107 million net of tax, resulting from the sale of an investment. 2nd quarter 2014 net income attributable to Comcast Corporation includes $74 million of investment income, $47 million net of tax, resulting from the sale of an investment. 2015 year to date net income attributable to Comcast Corporation includes $335 million of other income, $202 million net of tax and noncontrolling interests, resulting from sales of an investment and a business. 2014 year to date net income attributable to Comcast Corporation includes $154 million of investment income, $97 million net of tax, resulting from sales of investments.

(4)

2nd quarter 2015 net income attributable to Comcast Corporation includes $240 million of other income, $150 million net of tax, resulting from the settlement of a contingent consideration liability with General Electric Company related to the acquisition of NBCUniversal.

(5)	2nd quarter 2015 net income attributable to Comcast Corporation includes $47 million of interest expense, $29 million net of tax, resulting from the early redemption of debt.
(6)

2nd quarter 2015 net income attributable to Comcast Corporation includes $99 million of expense ($79 million of operating costs and expenses and $20 million of depreciation and amortization expense), $62 million net of tax, related to the Time Warner Cable and Charter transactions. 2nd quarter 2014 net income attributable to Comcast Corporation includes $44 million of operating costs and expenses, $27 million net of tax, related to the Time Warner Cable and Charter transactions. 2015 year to date net income attributable to Comcast Corporation includes $198 million of expense ($178 million of operating costs and expenses and $20 million of depreciation and amortization expense), $123 million net of tax, related to the Time Warner Cable and Charter transactions. 2014 year to date net income attributable to Comcast Corporation includes $61 million of operating costs and expenses, $38 million net of tax, related to the Time Warner Cable and Charter transactions.

(7)

2nd quarter 2015 net income attributable to Comcast Corporation includes $252 million of equity in net losses of investees, $158 million net of tax, resulting from our proportionate share of an impairment loss recorded at The Weather Channel.

(8)

2014 year to date net income attributable to Comcast Corporation includes $27 million of other income, resulting from the favorable resolution of a contingency related to the AT&T Broadband transaction.

Note: Minor differences may exist due to rounding.

TABLE 5 Reconciliation of Consolidated Revenue Excluding 2015 Super Bowl and 2014 Olympics and Operating Cash Flow Excluding Costs Related to Time Warner Cable and Charter Transactions (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,

(in millions)	2014	2015	Growth %	2014	2015	Growth %

Revenue	$16,844	$18,743	11.3%	$34,252	$36,596	6.8%

2015 Super Bowl	-	-		-	(376)
2014 Olympics	-	-		(1,103)	-

Revenue excluding 2015 Super Bowl and 2014 Olympics	$16,844	$18,743	11.3%	$33,149	$36,220	9.3%

	2014	2015	Growth %	2014	2015	Growth %

Operating Cash Flow	$5,804	$6,266	8.0%	$11,342	$12,222	7.8%

Costs related to Time Warner Cable and Charter transactions	44	79		61	178

Operating Cash Flow excluding costs related to Time Warner Cable and Charter transactions	$5,848	$6,345	8.5%	$11,403	$12,400	8.7%

Reconciliation of Consolidated NBCUniversal Revenue Excluding 2015 Super Bowl and 2014 Olympics (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,

(in millions)	2014	2015	Growth %	2014	2015	Growth %

Revenue	$6,016	$7,230	20.2%	$12,892	$13,834	7.3%

2015 Super Bowl	-	-		-	(376)
2014 Olympics	-	-		(1,103)	-

Revenue excluding 2015 Super Bowl and 2014 Olympics	$6,016	$7,230	20.2%	$11,789	$13,458	14.2%

Reconciliation of Cable Networks Revenue Excluding 2014 Olympics (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,

(in millions)	2014	2015	Growth %	2014	2015	Growth %

Revenue	$2,476	$2,450	(1.0%)	$4,981	$4,809	(3.5%)

2014 Olympics	-	-		(257)	-

Revenue excluding 2014 Olympics	$2,476	$2,450	(1.0%)	$4,724	$4,809	1.8%

Reconciliation of Broadcast Television Revenue Excluding 2015 Super Bowl and 2014 Olympics (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,

(in millions)	2014	2015	Growth %	2014	2015	Growth %

Revenue	$1,816	$1,813	(0.2%)	$4,437	$4,061	(8.5%)

2015 Super Bowl	-	-		-	(376)
2014 Olympics	-	-		(846)	-

Revenue excluding 2015 Super Bowl and 2014 Olympics	$1,816	$1,813	(0.2%)	$3,591	$3,685	2.6%

Note: Minor differences may exist due to rounding.